Exhibit 21.1
Subsidiaries of
STERLING CHEMICALS, INC.
As of December 31, 2007
     Owns 100% of:
     Sterling Chemicals Energy, Inc., a Delaware corporation
     Sterling Chemicals JV Holdings, Inc., a Delaware corporation
     Sterling Chemicals Fuels, LLC, a Delaware corporation